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                                   EXHIBIT 1


                                                           Netplex Contact:
                                                               Peter Russo,
  [NETPLEX LETTERHEAD APPERS HERE]                  Chief Financial Officer
                                                               703-716-4777
                                                    prusso@netplexgroup.com

                             For Immediate Release

              Netplex Hearing with Nasdaq Qualifications Listing
                         Panel Set for March 22, 2001

RESTON, Va. - February 20, 2001 - The Netplex Group, Inc. (Nasdaq: NTPL) announced today that it will address the Nasdaq Qualifications Listing Panel on March 22, 2001, with the intention of retaining the Company's listing on the Nasdaq Small-Cap Market. The request for this hearing, which was announced in a press release on February 8, 2001, was precipitated by the Nasdaq staff's notice to The Netplex Group, Inc. that the Company failed to comply with Nasdaq Rule 4310(c) with respect to the minimum bid price of its common stock.

Netplex's stock will continue trading on the Nasdaq Small-Cap market until the hearing date. As indicated in the February 8 press release, based on the results of the hearing, the Panel will determine whether the Company's stock will continue trading on this market after the hearing or if it will transition to the Nasdaq Bulletin Board System.

If the Company's stock transitions to the Bulletin Board System, it will continue to trade under its current ticker symbol. The Company's stock also trades on the Boston Stock Market under the symbol "NLX."

About The Netplex Group, Inc.
The Netplex Group, Inc. (Nasdaq: NTPL) (www.netplexgroup.com) creates e-business
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solutions that combine industry-specific business strategies; interactive digital marketing; user-centric applications and data systems; and secure, high-performance Internet systems infrastructure. Netplex's complete spectrum of "industrial-strength" e-solutions positions customers to confidently take advantage of the new digital economy.

               Netplex is a trademark of The Netplex Group, Inc.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management--including, but not limited to, those relating to service offerings, market opportunities, results, performance or expectations--may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, changes in technology and standards, dependencies on key employees, completion of acquisitions, successful integration of acquisitions, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities and Exchange Commission, press releases, and other communications.

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